Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S‑3 (No. 333-211367) and on Form S-8 (no. 333-213491) of TransMontaigne Partners L.P. of our report dated February 26, 2018 relating to the financial statements of Battleground Oil Specialty Terminal Company LLC, which appears in this Form 10‑K of TransMontaigne Partners L.P.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
March 15, 2018